                                                                  EXHIBIT 3.3

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
               AND RIGHTS OF SERIES C CONVERTIBLE PREFERRED STOCK
                                       OF
                                 INTRAWARE, INC.

     Intraware, Inc. (the "COMPANY"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and pursuant to
Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company at a meeting duly held, adopted resolutions (i) authorizing a series of the Company's previously authorized preferred stock, par value $0.0001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of Eight Hundred Thirty-three (833) shares of Series C Preferred Stock of the Company, as follows:

                  RESOLVED, that the Company is authorized to issue 833 shares of Series C Preferred Stock (the "PREFERRED SHARES"), par value $0.0001 per share, which shall have the powers, designations, preferences and other special rights set forth below. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in Section 22.

                  (1) VOTING RIGHTS. The Preferred Shares shall have no voting rights, except as required by law, including but not limited to the General Corporation Law of the State of Delaware, and as expressly provided in this Certificate of Designations.

                  (2) DIVIDENDS; STATED VALUE. The Preferred Shares shall bear dividends ("DIVIDENDS") at a rate of 9% per annum, which shall be cumulative, accrue daily from the applicable Issuance Date (as defined below) and be payable on the first day of each Calendar Quarter beginning on October 1, 2000 (each a "DIVIDEND DATE"). If a Dividend Date is not a Business Day then the Dividend shall be due and payable on the Business Day immediately following the Dividend Date. Dividends shall be payable in shares of Common Stock (as defined below) ("DIVIDEND SHARES") or, at the option of the Company, in cash, provided that the Dividends which accrued during any period shall be payable in cash only if the Company provides written notice ("DIVIDEND ELECTION NOTICE") to each holder of the applicable Preferred Shares at least 20 days prior to the Dividend Date (a "DIVIDEND ELECTION DATE"). Dividends to be paid in shares of Common Stock shall be paid in a number of fully paid and nonassessable shares (rounded to the nearest whole share in accordance with Section 3(a)) of

Common Stock equal to the quotient of (I) the Additional Amount and (II) the Dividend Conversion Price on the applicable Dividend Date. Notwithstanding the foregoing, the Company shall not be entitled to pay Dividends in shares of Common Stock and shall be required to pay such Dividends in cash and to provide a Dividend Election Notice to each holder of the applicable Preferred Shares if (x) any event constituting a Triggering Event (as defined in Section 4(a)), or an event that with the passage of time would constitute a Triggering Event, if not cured, has occurred and is continuing on the Dividend Election Date or on the Dividend Date, unless otherwise consented to in writing by the holder of Preferred Shares entitled to receive such Dividend or (y) the Registration Statement (as defined in the Registration Rights Agreement) is not effective and available for the resale of all of the Registrable Securities (as defined in the Registration Rights Agreement), including but not limited to the Dividend Shares, on the Dividend Election Date or on the Dividend Date. Any accrued and unpaid Dividends which are not paid within five (5) Business Days of such accrued and unpaid Dividends' Dividend Date shall bear interest at the rate of 18.0% per annum (or if lower, the maximum amount allowed by applicable law) from such Dividend Date until the same is paid in full (the "DEFAULT INTEREST"). Each Preferred Share shall have a "STATED VALUE" equal to $10,000.

                  (3) CONVERSION OF PREFERRED SHARES. Preferred Shares shall be convertible into shares of the Company's common stock, par value $0.0001 per share (the "COMMON STOCK"), on the terms and conditions set forth in this Section 3.

                         (a)  CONVERSION RIGHT; MANDATORY CONVERSION OR
REDEMPTION. Subject to the provisions of Section 3(d), at any time or times on or after the date of issuance of any Preferred Share (the "ISSUANCE DATE"), any holder of Preferred Shares shall be entitled to convert any whole or partial number of Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below). If any Preferred Shares remain outstanding on the Maturity Date, then, pursuant to Section 3(c), all such Preferred Shares shall be converted at the Conversion Rate as of such date in accordance with
Section 3(c) or redeemed in accordance with Section 3(c). The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall make a payment to the holder in cash with respect to such fractional share. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of Preferred Shares unless such taxes result from the issuance of Common Stock upon conversion to a person other than the holder of Preferred Shares.

                         (b)  CONVERSION RATE. The number of shares of Common
Stock issuable upon conversion of each Preferred Share pursuant to Section 3(a) shall be determined by dividing (x) the Stated Value plus the Additional Amount by (y) the Conversion Price (the "CONVERSION RATE").

                         (c)  MECHANICS OF CONVERSION.

                              (i) OPTIONAL CONVERSION. To convert Preferred Shares into shares of Common Stock on any date (a "CONVERSION DATE"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., Chicago time on such date, a copy of an executed notice of conversion in the form attached hereto as EXHIBIT I (the "CONVERSION NOTICE") to the Company, and (B) if required by Section 3(c)(iv), surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "PREFERRED STOCK CERTIFICATES"). On or before the second Business Day following the date of receipt of a Conversion Notice (the "SHARE DELIVERY DATE"), the Company shall (X) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled, or (Y) provided that the Company's transfer agent (the "TRANSFER AGENT") is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program, upon the request of the holder, credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion pursuant to Section 3(c)(iv) is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than three Business Days after receipt of the Preferred Stock Certificate(s) (the "PREFERRED STOCK DELIVERY DATE") and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

                              (ii) MANDATORY CONVERSION OR REDEMPTION AT
          MATURITY. A holder of Preferred Shares shall surrender all Preferred Stock Certificates representing such Preferred Shares on the Maturity Date, duly endorsed for cancellation, to the Company and all such Preferred Shares either (i) shall be converted as of such date as if the holder of such Preferred Shares had given the Conversion Notice for all such shares on the Maturity Date (a "MATURITY DATE MANDATORY CONVERSION"), or (ii) shall be redeemed as of such date for an amount in cash per Preferred Share (the "MATURITY DATE REDEMPTION PRICE") equal to the Liquidation Preference (as defined in Section 12) (a "MATURITY DATE MANDATORY REDEMPTION"). The Company shall be deemed to have elected a Maturity Date Mandatory Conversion unless it delivers written notice to each holder of Preferred Shares at least 25 Business Days prior to the Maturity Date of its election to effect a Maturity Date Mandatory Redemption. If the Company elects a Maturity Date Mandatory Redemption, then on the Maturity Date the Company shall pay to each holder of Preferred Shares outstanding on the Maturity Date, by wire transfer of immediately available funds, an amount per Preferred Share equal to the Maturity Date Redemption Price. If the Company elects a Maturity Date Mandatory Redemption and fails to redeem all of the Preferred Shares outstanding on the Maturity Date by payment of the Maturity Date Redemption Price, then in addition to any remedy such holder of Preferred Shares may have under this Certificate of Designations, the Securities Purchase Agreement and the Registration Rights Agreement, (X) the applicable Maturity Date Redemption Price payable in respect of such unredeemed Preferred Shares shall bear interest at the rate of 2.0% per month (or if lower, the maximum amount allowed by applicable law), prorated for partial months, until paid in full, and (Y) any holder of Preferred Shares shall have the option to require the Company to convert any or all of such holder's Preferred Shares that the Company elected to redeem under this Section 3(c)(ii) and for which the Maturity Date Redemption Price (together with any interest thereon) has not been paid without regard to the Maturity Date Mandatory Redemption.

                              (iii) COMPANY'S FAILURE TO TIMELY CONVERT. If the Company shall fail to issue a certificate to a holder or credit such holder's balance account with DTC for the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of Preferred Shares or to issue a new Preferred Stock Certificate representing the number of Preferred Shares to which such holder is entitled, in each case within the time periods set out in Section 3(c)(i) (in each case, a "CONVERSION FAILURE"), then, in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement,
          (A) following the fifth Business Day of such Conversion Failure, the Company shall pay damages to such holder for each date of such Conversion Failure in an amount equal to 0.5% of the product of (I) the sum of the number of shares of Common Stock not issued to the holder on or prior to the Share Delivery Date and to which such holder is entitled and, in the event the Company has failed to deliver a Preferred Stock Certificate to the holder on or prior to the Preferred Stock Delivery Date, the number of shares of Common Stock issuable upon conversion of the Preferred Shares represented by such Preferred Stock Certificate, as of the Preferred Stock Delivery Date, and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date, in the case of the failure to deliver Common Stock, or the Preferred Stock Delivery Date, in the case of failure to deliver a Preferred Stock Certificate and (B) following the tenth Business Day of such Conversion Failure, such holder upon written notice to the Company may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Preferred Shares that have not been converted pursuant to such holder's Conversion Notice; provided that the voiding of a holder's Conversion Notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 3(c)(iii) or otherwise.

                              (iv) BOOK-ENTRY. Notwithstanding anything to the contrary set forth herein, upon conversion of Preferred Shares in accordance with the terms hereof, the holder thereof shall not be required to physically surrender the Preferred Stock Certificate representing the Preferred Shares to the Company unless (A) the full number of Preferred Shares represented by the certificate are being converted or (B) the holder of the Preferred Shares has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting physical surrender and reissue of the Preferred Stock Certificate. The holder and the Company shall maintain records showing the number of Preferred Shares converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the holder and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon conversion. In the event of any dispute or discrepancy, such records of the Company shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Preferred Shares represented by a certificate are converted as aforesaid, the holder may not transfer the certificate representing such Preferred Shares unless the holder first physically surrenders the certificate representing the Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of the holder a new certificate of like tenor, registered as the holder may request, representing in the aggregate the remaining number of Preferred Shares represented by such certificate. The holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof. Each certificate for Preferred Shares shall bear the following legend:

                  ANY TRANSFEREE OF THIS CERTIFICATE SHOULD
                  CAREFULLY REVIEW THE TERMS OF THE COMPANY'S
                  CERTIFICATE OF DESIGNATIONS, PREFERENCES AND
                  RIGHTS OF THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 3(c)(iv) THEREOF. THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iv) OF THE CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS.

                              (v)  PRO RATA CONVERSION; DISPUTES. In the
          event that the Company receives a Conversion Notice from more than one holder of Preferred Shares for the same Conversion Date and the Company can convert some, but not all, of such Preferred

          Shares, the Company, subject to Section 3(d), shall convert from each holder of Preferred Shares electing to have Preferred Shares converted on such date a pro rata amount of such holder's Preferred Shares submitted for conversion based on the number of Preferred Shares submitted for conversion on such date by such holder relative to the number of Preferred Shares submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to a holder in connection with a conversion of Preferred Shares, the Company shall issue to the holder the number of shares of Common Stock not in dispute and, resolve such dispute in accordance with Section 20.

                         (d)  LIMITATIONS ON CONVERSIONS.

                              (i)  BENEFICIAL OWNERSHIP. The Company shall
          not effect any conversion of Preferred Shares, and no holder of Preferred Shares shall have the right to convert any Preferred Shares pursuant to Section 3(a), to the extent that after giving effect to such conversion, the beneficial owner of such shares (together with such Person's affiliates) would have acquired, through conversion of Preferred Shares or otherwise, beneficial ownership of a number of shares of Common Stock during the 60-day period ending on and including such Conversion Date (the "60 DAY PERIOD"), that, when added to the number of shares of Common Stock beneficially owned by such Person (together with such Person's affiliates) at the beginning of the 60 Day Period, exceeds 10.00% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a Person and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Preferred Shares beneficially owned by such Person or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Person or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 3(d)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Section 3(d)(i), in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company's most recent Form 10-Q or Form 10-K, as the case may be,
          (y) a more recent public announcement by the Company or (z) any other notice by the Company or its Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of any holder, the Company shall within one Business Day confirm orally and in writing to any such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the

          Preferred Shares, by such holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported.

                              (ii) PRINCIPAL MARKET REGULATION. The Company shall not be obligated to issue any shares of Common Stock upon conversion of the Preferred Shares if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue upon Conversion of the Preferred Shares without breaching the Company's obligations under the rules or regulations of the Principal Market ("EXCHANGE CAP"), except that such limitation shall not apply in the event that the Company (A) obtains the approval of its stockholders as required by the applicable rules of the Principal Market (or any successor rule or regulation) for issuances of Common Stock in excess of such amount or (B) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the holders of a majority of the Preferred Shares then outstanding. Until such approval or written opinion is obtained, no purchaser of Preferred Shares pursuant to the Securities Purchase Agreement (the "PURCHASERS") shall be issued, upon conversion of Preferred Shares, shares of Common Stock in an amount greater than the product of the Exchange Cap amount multiplied by a fraction, the numerator of which is the number of Preferred Shares issued to such Purchaser pursuant to the Securities Purchase Agreement and the denominator of which is the aggregate amount of all the Preferred Shares issued to the Purchasers pursuant to the Securities Purchase Agreement (with respect to each Purchaser, the "EXCHANGE CAP ALLOCATION"). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser's Preferred Shares, the transferee shall be allocated a pro rata portion of such Purchaser's Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. In the event that any holder of Preferred Shares shall convert all of such holder's Preferred Shares into a number of shares of Common Stock which, in the aggregate, is less than such holder's Exchange Cap Allocation, then the difference between such holder's Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining holders of Preferred Shares on a pro rata basis in proportion to the number of Preferred Shares then held by each such holder.

                  (4)    RIGHTS UPON TRIGGERING EVENT.

                         (a)  TRIGGERING EVENT.  Each of the following events
shall constitute a "TRIGGERING EVENT":

                              (i) the failure of the Registration Statement to be declared effective by the SEC on or prior to the Mandatory Effective Date (as defined in the Registration Rights Agreement);

                              (ii) while the Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, except for days during any Allowable Grace Period (as defined in the Registration Rights Agreement), the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the holder of the Preferred Shares for sale of all of the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of five consecutive trading days or for more than an aggregate of 20 trading days in any 365-day period (other than days during an Allowable Grace Period);

                              (iii) the suspension from trading or failure of the Common Stock to be listed on the Nasdaq National Market, The New York Stock Exchange, Inc. or The American Stock Exchange, Inc. for a period of five consecutive trading days or for more than an aggregate of 10 trading days in any 365-day period;

                              (iv) the Company's (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within 10 Business Days after the occurrence of such Conversion Failure or (B) notice, written or oral, to any holder of Preferred Shares, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a request for conversion of any Preferred Shares into shares of Common Stock that is tendered in accordance with the provisions of this Certificate of Designations; provided, however, that the Triggering Event described in this Section 4(a)(iv) will not be applicable if the Company is unable to issue shares upon receipt of a Conversion Notice pursuant to the requirements of
          Section 3(d)(i) and the Company or its Transfer Agent, at the Company's direction, has provided a notice to that effect to such holder;

                              (v)  at any time following the tenth
          consecutive Business Day that a holder's Authorized Share Allocation is less than the number of shares of Common Stock that such holder would be entitled to receive upon a conversion of all Preferred Shares then held by such holder (without regard to any limitations on conversion set forth in Section 3(d) or otherwise);

                              (vi) upon the Company's receipt of a Conversion Notice, the Company is not obligated to issue shares of Common Stock upon such conversion due to the provisions of Section 3(d)(ii);

                              (vii) the Company breaches all or any part of the covenants set forth in Section 4(o) of the Securities Purchase Agreement; or

                              (viii) the Company breaches any representation, warranty, covenant or other term or condition of the Securities Purchase Agreement (other than Section 4(o) of the Securities Purchase Agreement), the Registration Rights Agreement this Certificate of Designations or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby and hereby to which such holder is a party, except to the extent that such breach would not have a Material Adverse Effect (as defined in Section 3(a) of the Securities Purchase Agreement) and except, in the case of a breach of a covenant which is curable, only if such breach continues for a period of at least ten consecutive Business Days.

                         (b)  REDEMPTION RIGHT. Promptly after the occurrence
of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier (a "TRIGGERING EVENT NOTICE") to each holder of Preferred Shares. At any time after the earlier of a holder's receipt of a Triggering Event Notice and such holder becoming aware of a Triggering Event, such holder of Preferred Shares may require the Company to redeem all or any of such holder's Preferred Shares by delivering written notice thereof ("TRIGGERING EVENT REDEMPTION NOTICE") to the Company, which Triggering Event Redemption Notice shall indicate the number of Preferred Shares that such holder is electing to redeem. Each Preferred Share subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company at a price per Preferred Share equal to the greater of (i) 120% of the Stated Value of such Preferred Share, plus any Additional Amount with respect thereto, and (ii) the product of (A) the Conversion Rate in effect at such time as a holder delivers a Redemption Notice and (B) the Closing Sale Price of the Common Stock on the date immediately preceding such Triggering Event (the "TRIGGERING EVENT REDEMPTION PRICE"); provided, however, that the Triggering Event Redemption Price with respect to a Triggering Event described in Section 4(a)(vii) shall be equal to 120% of the Stated Value of such Preferred Share. Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 11.

                         (c)  ADJUSTMENT OF ADDITIONAL AMOUNT. From and after
the occurrence of a Triggering Event, the Additional Amount with respect to each Preferred Share then outstanding shall be adjusted by (i) increasing the dividend rate set forth in Section 2 from 9% to 20% and (ii) increasing the number set forth in the definition of "Premium" to 0.20. In the event that such Triggering Event is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective, as of the date of such cure, for each day after such cure (until the next occurrence of a Triggering Event); provided that the Dividends and Additional Amount as calculated during the continuance of such Triggering Event shall continue to apply to such Preferred Share to the extent relating to days after the occurrence of a Triggering Event through and including the date of the cure of the Triggering Event.

                  (5)    RIGHTS UPON REORGANIZATION; MERGER; SALE; CHANGE OF
CONTROL.

                         (a)  DEFINITION OF ORGANIC CHANGE AND CHANGE OF
CONTROL. The following shall constitute an "ORGANIC CHANGE": any recapitalization, reorganization, reclassification, consolidation or merger, sale of all or substantially all of the Company's assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock. Each of the following events shall constitute a "CHANGE OF CONTROL": (i) the consolidation, merger or other business combination of the Company with or into another Person (other than (A) a consolidation, merger or other business combination in which holders of the Company's voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or
(B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company), (ii) the sale or transfer of all or substantially all of the Company's assets (including direct or indirect ownership in subsidiaries or affiliates of the Company), and (iii) a purchase, tender or exchange offer made to and accepted by the holders of more than the 50% of the outstanding shares of Common Stock.

                         (b)  ASSUMPTION AND PROVISION UPON ORGANIC CHANGE.
Prior to the consummation of any (i) sale of all or substantially all of the Company's assets to an acquiring Person or (ii) other Organic Change following which the Company is not a surviving entity, the Company will secure from the Person purchasing such assets or the successor resulting from such Organic Change (in each case, the "ACQUIRING ENTITY") a written agreement (in form and substance satisfactory to the holders of a majority of the Preferred Shares then outstanding) to deliver to each holder of Preferred Shares in exchange for such shares, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Shares, including, without limitation, having a stated value and liquidation preference equal to the Stated Value and the Liquidation Preference of the Preferred Shares held by such holder, and satisfactory to the holders of a majority of the Preferred Shares then outstanding. Prior to the consummation of any Organic Change not described in the preceding sentence, the Company shall make appropriate provision (in form and substance satisfactory to the holders of a majority of the Preferred Shares then outstanding) to insure that each of the holders of the Preferred Shares will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Preferred Shares such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such holder's Preferred Shares as of the date of such Organic Change (in all cases without taking into account any limitations or restrictions on the convertibility of the Preferred Shares).

                         (c)  REDEMPTION RIGHT UPON CHANGE OF CONTROL. No
sooner than 20 days nor later than 10 days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to each holder of Preferred Shares (a "CHANGE OF CONTROL NOTICE"). At any time during the period beginning after a holder's receipt of a Change of Control Notice (or, in the event a Change of Control Notice is not delivered at least 10 days prior to a Change of Control, at any time on or after the date which is 10 days prior to a Change of Control) and ending on the date of such Change of Control, such holder of Preferred Shares may require the Company to redeem all or any of such holder's Preferred Shares upon the consummation of such Change of Control by delivering written notice thereof ("CHANGE OF CONTROL REDEMPTION NOTICE" and, collectively with a Triggering Event Redemption Notice, "REDEMPTION NOTICES" and, individually, each a "REDEMPTION NOTICE") to the Company, which Change of Control Redemption Notice shall indicate the number of Preferred Shares such holder is electing to redeem. Each Preferred Share subject to redemption pursuant to this Section 5(c) shall be redeemed by the Company at a price per Preferred Share equal to the greater of (i) the sum of the Additional Amount and 125% of the Stated Value, and (ii) the product of (A) the Conversion Rate in effect immediately prior to the public announcement of such proposed Change of Control and (B) the Closing Sale Price on the date of delivery of the holder's Change of Control Redemption Notice (the "CHANGE OF CONTROL REDEMPTION PRICE" and, together with the Triggering Event Redemption Price, the "REDEMPTION PRICE"). Redemptions required by this Section 5(c) shall be made in accordance with the provisions of Section 11 and shall have priority to payments to other stockholders in connection with a Change of Control. The rights of a holder under this Section 5(c) are in addition to such holder's rights under Section 5(b) with respect to any Change of Control. The holders of Preferred Shares may not exercise their rights under this Section 5(c) with respect to a Change of Control which constitutes a Merger Transaction (as defined in Section 8) with respect to which the Company has delivered a Notice of Merger Conversion (as defined in Section 8) in accordance with
Section 8 and with respect to which the Company has satisfied the Conditions to Merger Conversion (as defined in Section 8) and all other conditions of
Section 8.

                  (6) RIGHTS UPON ISSUANCE OF VARIABLE SECURITIES OR PURCHASE RIGHTS.

                         (a)  VARIABLE SECURITIES. If the Company in any
manner issues or sells (i) any stock or securities other than Options (as defined below) directly or indirectly convertible into or exchangeable for Common Stock ("CONVERTIBLE SECURITIES") or (ii) any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities ("OPTIONS"), that are convertible into or exchangeable, directly or indirectly, for Common Stock at a price which varies or may vary with the market price of the Common Stock, including by way of one or more adjustments or resets to a fixed price or by way of the lesser of a variable price or a fixed price (a "VARIABLE PRICE," and such securities, "VARIABLE SECURITIES"), the Company shall provide written notice thereof via facsimile and overnight courier to each holder of the Preferred Shares ("VARIABLE NOTICE") on the date of issuance of such Variable Securities. If a holder of Preferred Shares provides written notice via facsimile and overnight courier (the "VARIABLE PRICE ELECTION NOTICE") to the Company within 15 days of receiving a Variable Notice that such holder desires to replace the Conversion Price then in effect with the Variable Price described in such Variable Notice, then, from and after the date of the Company's receipt of the Variable Price Election Notice, the Conversion Price will automatically be replaced with the Variable Price for the Preferred Shares held by such holder. In the event that a holder of Preferred Shares delivers a Conversion Notice after the Company's issuance of Variable Securities but before such holder's receipt of the Company's Variable Notice, then such holder shall have the option by written notice to the Company to rescind such Conversion Notice or to have the Conversion Price be equal to such Variable Price for the conversion effected by such Conversion Notice.

                         (b)  PURCHASE RIGHTS. If at any time the Company
grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "PURCHASE RIGHTS"), then the holders of Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

                  (7)    RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

                         (a)  ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF
COMMON STOCK. If and whenever on or after the Issuance Date, the Company issues or sells, or in accordance with this Section 7(a) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock issued or deemed to have been issued by the Company (I) in connection with any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company's securities may be issued to any employee, officer or director for services provided to the Company (an "APPROVED STOCK PLAN"), (II) upon conversion of the Preferred Shares or exercise of the Warrants, or (III) in connection with any Excluded Security) for a consideration per share less than a price (the "APPLICABLE PRICE") equal to the greater of (A) the Closing Bid Price of the Common Stock or (B) the Conversion Price on the date of such issuance or sale, then immediately after such issue or sale, the Conversion Price then in effect shall be reduced to an amount equal to the product of
(x) the Conversion Price in effect immediately prior to such issue or sale and (y) the quotient determined by dividing (1) the sum of the product of the Applicable Price and the number of shares of Common Stock Deemed Outstanding (as defined below) immediately prior to such issue or sale and the consideration, if any, received by the Company upon such issue or sale, by
(2) the product of the Applicable Price multiplied by the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

For purposes of determining the adjusted Conversion Price under this Section 7(a), the following shall be applicable:

                              (i) ISSUANCE OF OPTIONS. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 7(a)(i), the "lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Option" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

                              (ii) ISSUANCE OF CONVERTIBLE SECURITIES. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance of sale of such Convertible Securities for such price per share. For the purposes of this
          Section 7(a)(ii), the "price per share for which one share of Common Stock is issuable upon such conversion or exchange" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 7(a), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

                              (iii) CHANGE IN OPTION PRICE OR RATE OF
          CONVERSION. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for

          Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 7(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of the Preferred Shares are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

                              (iv) CALCULATION OF CONSIDERATION RECEIVED. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $.01. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such securities on the date of receipt. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the holders of a majority of the Preferred Shares then outstanding. If such parties are unable to reach agreement within ten days after the occurrence of an event requiring valuation (the "VALUATION EVENT"), the fair value of such consideration will be determined within five Business Days after the tenth day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the holders of a majority of the Preferred Shares then outstanding. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

                              (v) RECORD DATE. If the Company takes a record of the holders of Common Stock for the purpose of entitling them
          (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or

          (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                              (vi) COMMON STOCK DEEMED OUTSTANDING. "COMMON STOCK DEEMED OUTSTANDING" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 7(a)(i) and 7(a)(ii) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock owned or held by or for the account of the Company or issuable upon conversion of the Preferred Shares or exercise of the Warrants.

                         (b)  ADJUSTMENT OF CONVERSION PRICE UPON SUBDIVISION
OR COMBINATION OF COMMON Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

                         (c)  OTHER EVENTS.  If any event occurs of the type
contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Preferred Shares; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 7.

                  (8) CONVERSION AT THE COMPANY'S ELECTION UPON MERGER TRANSACTION. At any time or times on or after the date the Company publicly discloses a pending, proposed or intended Merger Transaction (as defined below), the Company shall have the right, in its sole discretion, to require that all, but not less than all, of the outstanding Preferred Shares be converted ("MERGER CONVERSION ELECTION") at the applicable Conversion Rate; provided that the Conditions to Merger Conversion Election (as set forth below) are satisfied or waived by all the holders of the Preferred Shares then outstanding. The Company shall exercise its right to make a Merger Conversion Election by providing each holder of Preferred Shares written notice ("NOTICE OF MERGER CONVERSION") by facsimile or overnight courier, at least two trading days after the public disclosure of a proposed, pending or intended Merger Transaction and at least 30 trading days prior to the date of consummation of the Merger Transaction ("MERGER ELECTION CONVERSION DATE"). The Notice of Merger Conversion shall indicate the anticipated Merger Election Conversion Date. If the Company has exercised its right of Merger Conversion Election and the conditions of this Section 8 have been satisfied, then, except to the extent restricted by Section 3(d)(i), on the Merger Election Conversion Date each holder of Preferred Shares selected for conversion will be deemed to have submitted a Conversion Notice in accordance with Section 3(c)(i) for a number of Preferred Shares equal to the lesser of (I) all the Preferred Shares held by such holder which remain outstanding on such date, and (II) the maximum number of Preferred Shares which such holder could convert on the Merger Election Conversion Date taking into account the restrictions in Section 3(d)(i); provided, however, that in no event shall any holder of Preferred Shares be required to convert a number of Preferred Shares which converts into a number of shares of Common Stock in excess of such holder's Allocation Percentage (as defined below) of 20% of the aggregate trading volume of the Common Stock on the Principal Market (as reported by Bloomberg) during the period beginning on and including the date such holder receives the Notice of Merger Conversion and ending on and including the date immediately preceding the Merger Election Conversion Date (the "VOLUME LIMITATIONS"); provided further, however, that if the Principal Market modifies the method by which it calculates or reports trading volume, then such percentage will be modified accordingly. All holders of Preferred Shares shall within two (2) Business Days after the Merger Election Conversion Date, or such earlier date as the Company and each holder of Preferred Shares mutually agree, surrender all Preferred Stock Certificates representing the Preferred Shares converted on the Merger Election Conversion Date, duly endorsed for cancellation, to the Company. If the Company fails to provide Conversion Shares with respect to any Preferred Shares in accordance with Section 3(c)(i), then the Merger Conversion Election shall be null and void with respect to such Preferred Shares and the holder of such Preferred Shares shall be entitled to all the rights of a holder of outstanding Preferred Shares set forth in this Certificate of Designations. "CONDITIONS TO MERGER CONVERSION ELECTION" means the following conditions: (i) on each day (other than days during an Allowable Grace Period) during the period beginning on and including the date the Registration Statement is declared effective by the SEC and ending on and including the date which is 20 days prior to the date of the Notice of Merger Conversion, the Registration Statement (as defined in the Registration Rights Agreement) shall be effective and available for the sale of at least all the Registrable Securities other than for a period, prior to the Notice of Merger Conversion, of five (5) consecutive trading days or 10 trading days in any 365 day period; (ii) on each day during the period beginning on the date which is 20 days prior to the date of the Notice of Merger Conversion and ending on and including the Merger Election Conversion Date, the Registration Statement shall be effective and available for the sale of at least all of the Registrable Securities required to be included in such Registration Statement and there shall not have been any Grace Periods; (iii) on each day during the period beginning on the Issuance Date and ending on and including the Merger Election Conversion Date, the Common Stock is designated for quotation on the Nasdaq National Market or listed on The New York Stock Exchange, Inc. and shall not have been suspended from trading on such market or exchange (other than suspensions of not more than one day and occurring prior to the date on which the Company gives a Notice of Merger Conversion due to business announcements by the Company) nor shall delisting or suspension by such market or exchange have been threatened or pending either (A) in writing by such market or exchange or (B) by falling below the minimum listing maintenance requirements of such market or exchange; (iv) during the period beginning on the Issuance Date and ending on and including the Merger Election Conversion Date, there shall not have occurred (A) an event constituting a Triggering Event or (B) an event that with the passage of time and without being cured would constitute a Triggering Event; (v) during the period beginning on the Issuance Date and ending on and including the Merger Election Conversion Date, the Company shall have delivered Conversion Shares upon conversion of the Preferred Shares and Warrant Shares upon exercise of the Warrants to the holders on a timely basis as set forth in Section 3(c) hereof and Section 2(a) of the Warrants, respectively; (vi) the Company shall have received the Stockholder Approval (as defined in Section 4(n) of the Securities Purchase Agreement) prior to the date of the Notice of Merger Conversion; (vii) the Company shall not have failed to timely make any payments within five (5) Business Days of when such payment is due, whether as interest or penalty payments, pursuant to this Certificate of Designations, the Securities Purchase Agreement, the Registration Rights Agreement or the Warrants; (viii) on each of the ten consecutive trading days ending on and including the date of the Notice of Merger Conversion, the Closing Bid Price of the Common Stock is at least 180% of the Conversion Price then in effect; (ix) the entity which is issuing securities or assets in the Merger Transaction to the holders of Common Stock with respect to or in exchange for Common Stock (A) has shares of common stock listed on the New York Stock Exchange, Inc. or authorized for quotation on the Nasdaq National Market, and (B) has a market capitalization of its equity securities which are being issued in the Merger Transaction of at least $2 billion (prior to giving effect to the issuance of securities in the Merger Transaction); and (x) the public disclosure of a proposed, pending or intended Merger Transaction with respect to which the Company delivers a Notice of Merger Conversion shall not have been made prior to the date which is 210 days after the Issuance Date. Notwithstanding the above, any holder of Preferred Shares may convert such shares (including Preferred Shares selected for conversion) into Common Stock pursuant to Section 3(c) on or prior to the date immediately preceding the Merger Election Conversion Date. For purposes of this Section 8, "MERGER TRANSACTION" means the consolidation, merger or other business combination of the Company with or into another Person in which the Company is not a surviving entity (other than (A) a consolidation, merger or other business combination in which holders of the Company's voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company). "ALLOCATION PERCENTAGE" means a fraction, the numerator of which is the number of Preferred Shares initially purchased by such holder and the denominator of which is the total number of Preferred Shares purchased on the Issuance Date.

                  (9)    RESERVATION OF AUTHORIZED SHARES.

                         (a)  RESERVATION.  The Company shall initially
reserve out of its authorized and unissued Common Stock a number of shares of Common Stock for each outstanding Preferred Share equal to 150% of the Conversion Rate as of the Issuance Date of such Preferred Share. Thereafter, the Company shall, so long as any of the Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, 125% of such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding; provided that at no time shall the number of shares of Common Stock so reserved be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions) (the "REQUIRED RESERVE AMOUNT). The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Preferred Shares based on the number of Preferred Shares held by each holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be (the "AUTHORIZED SHARE ALLOCATION"). In the event that a holder shall sell or otherwise transfer any of such holder's Preferred Shares, each transferee shall be allocated a pro rata portion of such holder's Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such holders.

                         (b)  INSUFFICIENT AUTHORIZED SHARES. If at any time
while any of the Preferred Shares remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Preferred Shares at least a number of shares of Common Stock equal to the Required Reserve Amount (an "AUTHORIZED SHARE FAILURE"), then the Company shall immediately take all action necessary to increase the Company's authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Preferred Shares then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than 60 days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of sufficient increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders' approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

                  (10) MANDATORY REDEMPTION UPON PRICING PERIOD TERMINATION. If there is a Pricing Period Termination, then the Company shall redeem a number of Preferred Shares equal to the product of (i) the number of Preferred Shares issued hereunder, multiplied by (ii) .05, multiplied by
(iii) the number of trading days which were excluded from the Series C Pricing Period due to the Pricing Period Termination (the "REDEEMED SHARES") as of the Pricing Date (a "PRICING PERIOD MANDATORY REDEMPTION") for an amount in cash per Redeemed Share (the "PRICING PERIOD REDEMPTION PRICE") equal to the Liquidation Preference. The Redeemed Shares shall be redeemed from each holder of Preferred Shares pro rata based on the number of Preferred Shares originally purchased by such holder relative to the number of Preferred Shares initially purchased by all holders of Preferred Shares. Within three Business Days of the Pricing Date the Company shall pay to each holder of Redeemed Shares, by wire transfer of immediately available funds, an amount per Redeemed Share equal to the Pricing Period Redemption Price. If the Company fails to redeem all of the Redeemed Shares by payment of the Pricing Period Redemption Price within five Business Days of the Pricing Date, then in addition to any remedy such holder of Preferred Shares may have under this Certificate of Designations, the Securities Purchase Agreement and the Registration Rights Agreement, (X) the applicable Pricing Period Redemption Price payable in respect of such unredeemed Redeemed Shares shall bear interest at the rate of 2.0% per month (or if lower, the maximum amount allowed by applicable law), prorated for partial months, until paid in full, and (Y) any holder of Redeemed Shares shall have the option to require the Company to convert any or all of such holder's Redeemed Shares for which the Pricing Period Redemption Price (together with any interest thereon) has not been paid into the number of shares of Common Stock such holder would have received if such holder had converted such Redeemed Shares at a conversion price equal to the lesser of
(I) the Conversion Price on the day after the Pricing Date and (II) the Market Price of the Common Stock on the date the holder of Redeemed Shares requires the Company to convert Redeemed Shares pursuant to this sentence.

                  (11) REDEMPTION MECHANICS FOR SECTIONS 4(B) AND 5(C). Each holder which has sent such a Redemption Notice pursuant to Section 4(b) or Section 5(c) shall promptly submit to the Company such holder's Preferred Stock Certificates representing the Preferred Shares which such holder has elected to have redeemed. Upon the Company's receipt of a Redemption Notice from any holder of Preferred Shares, the Company shall immediately forward to each other holder of Preferred Shares by facsimile a copy of such Redemption Notice. The Company shall deliver the applicable Triggering Event Redemption Price to a holder within five Business Days after the Company's receipt of such holder's Triggering Event Redemption Notice; provided that such holder has delivered to the Company the Preferred Stock Certificates representing the Preferred Shares being redeemed. If a holder has submitted a Change of Control Redemption Notice in accordance with Section 5(c), the Company shall deliver the applicable Change of Control Redemption Price to such holder concurrent with the consummation of such Change of Control. If the Company is unable to redeem all of the Preferred Shares submitted for redemption, the Company shall (i) redeem a pro rata amount from each holder of Preferred Shares based on the number of Preferred Shares submitted for redemption by such holder relative to the total number of Preferred Shares submitted for redemption by all holders of Preferred Shares and (ii) in addition to any remedy such holder of Preferred Shares may have under this Certificate of Designations or otherwise, pay to such holder interest at the rate of 2.0% per month (or if lower, the maximum amount allowed by applicable law) (prorated for partial months) of the Stated Value in respect of each of such holder's unredeemed Preferred Share until paid in full. In the event of a redemption of less than all of the Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the holder of such Preferred Shares a preferred stock certificate representing the remaining Preferred Shares which have not been redeemed. In the event that the Company does not pay the Redemption Price to any holder of Preferred Shares within the time period required at any time thereafter and until the Company pays such unpaid Redemption Price in full, such holder shall have the option to, in lieu of redemption, require the Company to promptly return to such holder any or all of the Preferred Stock Certificates representing the Preferred Shares that were submitted for redemption by such holder and for which the applicable Redemption Price (together with any interest thereon) has not been paid. Upon the Company's receipt of such notice, (x) the Redemption Notice shall be null and void with respect to such Preferred Shares, (y) the Company shall immediately return any such Preferred Stock Certificate representing the Preferred Shares and
(z) the Conversion Price of such returned Preferred Shares shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Redemption Notice is voided and (B) the lowest Closing Bid Price during the period beginning on and including the date on which the Redemption Notice is delivered to the Company and ending on and including the date on which the Redemption Notice is voided. A holder's delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice with respect to the Preferred Shares subject to such notice.

                  (12) LIQUIDATION, DISSOLUTION, WINDING-UP. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "LIQUIDATION FUNDS"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the Stated Value of such share and any Additional Amount with respect thereto (such sum being referred to as the "LIQUIDATION PREFERENCE"); provided that, if the Liquidation Funds are insufficient to pay the full amount due to the holders of Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the "PARI PASSU SHARES"), then each holder of Preferred Shares and Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. In addition to the receipt of the Liquidation Preference, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive Liquidation Funds distributed to holders of Common Stock, after the Liquidation Preference has been paid, to the same extent as if such holders of Preferred Shares had converted the Preferred Shares into Common Stock (without regard to any limitations on conversions herein or elsewhere) and had held such shares of Common Stock on the record date for such distribution of the remaining Liquidation Funds. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other

Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company. No holder of Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Company other than the amounts provided for herein; provided that a holder of Preferred Shares shall be entitled to all amounts previously accrued with respect to amounts owed hereunder.

                  (13) PREFERRED RANK. All shares of Common Stock shall be of junior rank to all Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. Without the prior express written consent of the holders of not less than a majority of the then outstanding Preferred Shares, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior or equal rank to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. Without the prior express written consent of the holders of not less than two-thirds of the then outstanding Preferred Shares, the Company shall not hereafter authorize or make any amendment to the Company's Certificate of Incorporation or bylaws, or file any resolution of the board of directors of the Company with the Delaware Secretary of State or enter into any agreement containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the holders of the Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

                  (14) PARTICIPATION. Subject to the rights of the holders, if any, of the Pari Passu Shares, the holders of the Preferred Shares shall, as holders of Preferred Stock, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such holders of Preferred Shares had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

                  (15) VOTE TO ISSUE, OR CHANGE THE TERMS OF, PREFERRED SHARES. The affirmative vote of the holders of not less than a majority of the then outstanding Preferred Shares at a meeting duly called for such purpose or the written consent without a meeting of the holders of not less than a majority of the then outstanding Preferred Shares shall be required for (a) any change to this Certificate of Designations or the Company's Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Preferred Shares or (b) the issuance of Preferred Shares other than pursuant to the Securities Purchase Agreement.

                  (16) LOST OR STOLEN CERTIFICATES. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date.

                  (17) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, the Securities Purchase Agreement, the Registration Rights Agreement and the Warrants, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each holder of Preferred Shares that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Preferred Shares and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Preferred Shares shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

                  (18) SPECIFIC SHALL NOT LIMIT GENERAL; CONSTRUCTION. No specific provision contained in this Certificate of Designations shall limit or modify any more general provision contained herein. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Buyers and shall not be construed against any person as the drafter hereof.

                  (19) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of a holder of Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

                  (20) DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Market Price, the Closing Bid Price or the Closing Sale Price or the arithmetic calculation of the Conversion Rate or the Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one Business Day of receipt of the Conversion Notice, Redemption Notice or other event giving rise to such dispute, as the case may be, to the holder submitting such notice. If such holder and the Company are unable to agree upon such determination or calculation of the Market Price, the Closing Bid Price, the

Closing Sale Price, the Conversion Rate or the Redemption Price within one Business Day of such disputed determination or arithmetic calculation being submitted to the holder, then the Company shall, within one Business Day submit via facsimile (a) the disputed determination of the Market Price, the Closing Bid Price or the Closing Sale Price to an independent, reputable investment bank selected by the Company and approved by the holders of a majority of the Preferred Shares then outstanding or (b) the disputed arithmetic calculation of the Conversion Rate or the Redemption Price to the Company's independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the holder of the results no later than five Business Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

                  (21)   NOTICES; PAYMENTS.

                         (a)  NOTICES. Whenever notice is required to be
given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. The Company shall provide such holder of Preferred Shares with prompt written notice of all actions taken pursuant to this Certificate of Designations, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to each holder of Preferred Shares (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least twenty days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Change of Control, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder. If any notice required to be given pursuant to this
Section 21(a) or any other provision of this Certificate of Designations would include or constitute material, nonpublic information, then such information shall be publicly disclosed prior to or in conjunction with such notice being provided to any holder of Preferred Shares.

                         (b)  PAYMENTS. Whenever any payment of cash is to be
made by the Company to any Person pursuant to this Certificate of Designations, such payment shall be made by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Purchasers (as defined in Section 3(d)(ii)), shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement); provided that any holder of Preferred Shares may elect to receive a payment of cash via wire transfer of immediately available funds if such payment is in excess of $10,000 by providing the Company with prior written notice setting out such request and such holder's wire transfer instructions.

                  (22) CERTAIN DEFINITIONS. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

                         (a)  "ADDITIONAL  AMOUNT" means, on a per share
basis, the sum of (A) unpaid Default Interest through the date of determination plus (B) the result of the following formula:
(Premium)(N/365)($10,000).

                         (b)  "ADJUSTED CONVERSION PRICE" means the lesser of
(A) the Initial Conversion Price in effect on the Pricing Date, or (B) 120% of the arithmetic average of the Closing Bid Price of the Common Stock on each trading day in the Series C Pricing Period. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

                         (c)  "BUSINESS DAY" means any day other than
Saturday, Sunday or other day on which commercial banks in the city of New York are authorized or required by law to remain closed.

                         (d)  "CALENDAR QUARTER" means each of the period
beginning on and including January 1 and ending on and including March 31, the period beginning on and including April 1 and ending on and including June 30, the period beginning on and including July 1 and ending on and including September 30, and the period beginning on and including October 1 and ending on and including December 31.

                         (e)  "CLOSING BID PRICE" and "CLOSING SALE PRICE"
means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Nasdaq National Market (the "PRINCIPAL MARKET") as reported by Bloomberg Financial Markets ("BLOOMBERG"), or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m. Eastern Time as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the holders of Preferred Shares. If the Company and the holders of Preferred Shares are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 20. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

                         (f)  "CONVERSION PRICE" or "SERIES C CONVERSION
PRICE" means, as of any Conversion Date or other date of determination (A) during the period beginning on the Issuance Date and ending on and including the Pricing Date, the Initial Conversion Price, (B) during the period beginning on and including the day after the Pricing Date and ending on and including the day prior to the date which is two (2) years after the Issuance Date, the Adjusted Conversion Price, or (C) on or after the date which is two
(2) years after the Issuance Date, the Maturity Date Conversion Price, each in effect as of such date and subject to adjustment as provided herein.

                         (g)  "DIVIDEND CONVERSION PRICE" means that price
which shall be computed as the arithmetic average of the Closing Bid Price of the Common Stock on each of the 10 consecutive trading days immediately preceding such date of determination. All such determinations to be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

                         (h)  "EXCLUDED SECURITY" means (X) any of the
following, but only to the extent that such securities are issued or sold, or in accordance with Section 7(a) are deemed to have been issued or sold, for a consideration per share greater than the Conversion Price in effect on the date of such issuance or sale: (i) any issuance by the Company of securities in connection with a strategic partnership or joint venture in which there is a significant commercial relationship with the Company, (ii) any issuance by the Company of securities as consideration for a merger or consolidation or the acquisition of a business, product, license or other asset of another Person, (iii) any issuance by the Company of securities in a firm commitment, underwritten public offering with net proceeds to the Company of at least $25,000,000 by an underwriter which is listed in the most recently issued report by Securities Data Corporation as one of the top 20 underwriters, based on dollar amount raised, for U.S. equity offerings, or
(iv) any issuance by the Company of securities to a personnel recruiting firm or to a landlord of the Company or in connection with an asset backed financing, a loan by an institutional lender or a lease by a leasing company, provided that the aggregate amount of such securities described in this clause (X)(iv) does not exceed 100,000 shares of Common Stock (as adjusted for any stock splits, stock dividends, stock combinations or other similar transactions), on an as-converted basis; (Y) any issuance by the Company of securities in connection with the acquisition of Janus Technologies; and (Z) either of the following, but only to the extent that (A) such securities are issued or sold, or in accordance with Section 7(a) are deemed to have been issued or sold, for a consideration per share greater than $14.75 (as adjusted for any stock splits, stock dividends, stock combinations or other similar transactions), (B) such issuance occurs after the first trading day after the Pricing Date, and (C) the aggregate amount of such securities described in this clause (Z) does not exceed 3,000,000 shares of Common Stock (as adjusted for any stock splits, stock dividends, stock combinations or other similar transactions): (I) any issuance by the Company of securities in connection with a strategic partnership or joint venture in which there is a significant commercial relationship with the Company, and (II) any issuance by the Company of securities as consideration for a merger or consolidation or the acquisition of a business, product, license or other asset of another Person.

                         (i)  "INITIAL CONVERSION PRICE" means 150% of the
arithmetic average of the Closing Bid Price of the Common Stock on each of the 10 consecutive trading days immediately preceding the Issuance Date. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination nor other similar transaction during such period.

                         (j)  "MARKET PRICE" means, with respect to any
security for any period, that price which shall be computed as the arithmetic average of the Closing Bid Prices for such security on each of the five consecutive trading days immediately preceding such date of determination. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

                         (k)  "MATURITY DATE" means the date which is two (2)
years after the Issuance Date; provided that the Maturity Date shall be increased, at the option of the holder upon written notice to the Company, by the aggregate number of days of all Grace Periods (as defined in Section 3(t) of the Registration Rights Agreement) during the 30 days prior to the date which is two (2) years after the Issuance Date; and provided further that the Maturity Date shall be extended for any Preferred Shares for as long as (A) the conversion of such Preferred Shares would violate the provisions of
Section 3(d), (B) a Triggering Event shall have occurred and be continuing or
(C) any event shall have occurred and be continuing which with the passage of time and the failure to cure would result in a Triggering Event.

                         (l)  "MATURITY DATE CONVERSION PRICE" means, as of
any date of determination, the least of (A) the Conversion Price as of the day immediately prior to the date which is two (2) years after the Issuance Date, (B) the arithmetic average of the Closing Bid Price of the Common Stock on each of the 20 consecutive trading days immediately preceding the date which is two (2) years after the Issuance Date or (C) the Market Price of the Common Stock on such date of determination. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

                         (m)  "N" means the number of days from, but
excluding, the last Dividend Date with respect to which Dividends, along with any Default Interest, have been paid by the Corporation on the applicable Preferred Share (or the applicable Issuance Date, in the event no Dividends have been paid on such Preferred Share) through and including the Conversion Date, the Maturity Conversion Date or other date of determination for such Preferred Share, as the case may be, for which such determination is being made.

                         (n)  "PERSON" means an individual, a limited
liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

                         (o)  "PREMIUM" means .09, subject to adjustment
pursuant to Section 4(c).

                         (p)  "PRICING DATE" means the last trading day of
the Series C Pricing Period.

                         (q)  "PRICING PERIOD SUSPENSION" means a period of
five (5) trading days during the Series C Pricing Period which (i) shall be the three (3) trading days prior to the Company's intended release of a press release related to its earnings (an "EARNINGS RELEASE") (including the day on which an Earnings Release is intended to be made, if such day is a trading day) and the two (2) trading days after the intended release of the Earnings Release and (ii) are identified by date in the Pricing Period Notice (as defined below); provided that (A) the Company provides written notice (the "PRICING PERIOD NOTICE") to each holder of the Preferred Shares of its intention to make an Earnings Release at least 10 days prior to the first trading day in the Pricing Period Suspension, (B) the Company publicly discloses the contents of the Pricing Period Notice prior to or concurrent with the Company's delivery of the Pricing Period Notice to the holders of the Preferred Shares, and (C) there is no more than an aggregate of one Pricing Period Suspension during the Series A Pricing Period, the Series B Pricing Period (as defined in the Certificate of Designations, Preferences and Rights of the Company's Series B Preferred Stock) and the Series C Pricing Period (as defined in the Certificate of Designations, Preferences and Rights of the Company's Series C Preferred Stock). For purposes of clarity, the Company shall not be entitled to deliver a Pricing Period Notice if it has delivered a Pricing Period Notice on a prior occasion in connection with one of the Series A Pricing Period, the Series B Pricing Period and the Series C Pricing Period.

                         (r)  "REGISTRATION RIGHTS AGREEMENT" means that
certain registration rights agreement between the Company and the initial holders of the Preferred Shares relating to the registration of the resale of the shares of Common Stock issuable upon conversion of the Preferred Shares and exercise of the Warrants (as defined in the Securities Purchase Agreement).

                         (s)  "SECURITIES PURCHASE AGREEMENT" means that
certain securities purchase agreement between the Company and the initial holders of the Preferred Shares pursuant to which the Company issued the Preferred Shares and the Warrants.

                         (t)  "SERIES C PRICING PERIOD" means the 20
consecutive trading days beginning on and including the first trading day after the 15th calendar day after the end of the Series B Pricing Period (as defined in the Certificate of Designations, Rights and Preferences of the Company's Series B Preferred Stock), subject to adjustment as follows: (i) if the arithmetic average of the Closing Bid Prices of the Common Stock calculated as of the close of any trading day during the Series C Pricing Period is less than $12.50 (as adjusted for any stock splits, stock dividends, stock combinations or other similar transactions), then the Series C Pricing Period shall end on and include such trading day (a "PRICING PERIOD TERMINATION"); and (ii) the Series C Pricing Period shall not include any trading day during a Pricing Period Suspension and shall be extended to include a number of additional trading days equal to the number of trading days in each Pricing Period Suspension.

                           [SIGNATURE PAGE TO FOLLOW]

         IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Peter Jackson, its President and Chief Executive Officer, as of the 29th day of June 2000.


                                       INTRAWARE, INC.



                                       By: /s/ Peter Jackson
                                           --------------------
                                       Name:  Peter Jackson
                                       Title: President and Chief Executive
                                              Officer

                                    EXHIBIT I

                                 INTRAWARE, INC.
                                CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Intraware, Inc. (the "CERTIFICATE OF DESIGNATIONS"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series C Preferred Stock, par value $0.0001 per share (the "PREFERRED SHARES"), of Intraware, Inc., a Delaware corporation (the "COMPANY"), indicated below into shares of Common Stock, par value $0.0001 per share (the "COMMON STOCK"), of the Company, as of the date specified below.

     Date of Conversion:            ___________

     Number of Preferred Shares to be converted:      ___________

     Stock certificate no(s). of Preferred Shares to be converted:   __________

Please confirm the following information:

     Conversion Price:            ___________

     Number of shares of Common Stock to be issued:  ___________

     Is the alternative Conversion Price being relied on pursuant to Section 6
     of the Certificate of Designations?  (check one)  YES ____    NO ____

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

     Issue to:             ___________
                           ___________

     Facsimile Number:     ___________

     Authorization:    ___________
                           By:______________
                           Title:___________

     Dated:             ___________

     Account Number  (if electronic book entry transfer): ___________

     Transaction Code Number (if electronic book entry transfer): ___________

                                 ACKNOWLEDGMENT
                                 --------------

         The Company hereby acknowledges this Conversion Notice and hereby directs [TRANSFER AGENT] to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated ___________ ___, 2000 from the Company and acknowledged and agreed to by [TRANSFER AGENT].

                                       INTRAWARE, INC.



                                       By: ___________________________________

                                       Name:
                                       Title: